Exhibit 10.15

BancTec, Inc.

First Amendment to

Amended and Restated

2007 Non-Employee Director Equity Plan

This First Amendment ( the “Amendment”) to the BancTec, Inc. Amended and Restated 2007 Non-Employee Director Equity Plan is hereby made and effective as of February 26, 2010, by BancTec, Inc. (“Company”).

WHEREAS, the BancTec, Inc. 2007 Non-Employee Director Plan was adopted by the Board of Directors (the “Board”) of the Company, on January 25, 2008 (the “Initial Plan”), and subsequently amended and restated pursuant to the BancTec Inc. Amended and Restated 2007 Non-Employee Director Equity Plan (the “Amended Plan”); and

WHEREAS, the Board has duly adopted and approved this Amendment at a meeting held on the 26th day of February, 2010.

NOW, THEREFORE, the Amended Plan is amended as set forth herein.

1.             All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Amended Plan.

2.             The Amended Plan shall be amended set forth below:

a.             Sections 6.1 and 6.2 are hereby deleted.

b.             The following is inserted as the new Section 6.1:

6.1          Restricted Stock or Stock Unit Awards.  The Committee may, effective as of January 25, 2008, grant to one or more Non-Employee Directors additional shares of Restricted Stock or Stock Units upon such terms and conditions as the Committee may in its sole discretion determine.  To the extent permitted under Section 409A of the Code and by the Committee, a Non-Employee Director who is granted a discretionary Restricted Stock Award hereunder may elect to defer within 30 days following receipt of such Award the portion of such Award that does not vest (except by reason of death, disability or a Change in Control) within twelve months following any such election.

c.             Section 6.3 (“Fractional Shares”) is redesignated as Section 6.2.

d.             Section 7.2 is amended by adding a new sentence at the end thereof to read as follows:

Unless otherwise determined by the Committee and set forth in the applicable Award Agreement as a separate award thereunder, Non-Employee Directors credited with any Stock Unit shall not have the right to receive dividends on such Stock Units.

e.             The second sentence of Section 7.4(a) is replaced by a new sentence to read as follows:

Such election must be filed before the Company’s taxable year in which the services of the Non-Employee Director relating to the Award commence.

f.              Section 7.4(c) is amended and restated to read as follows:

(c)  Stock Unit Account.  Any Stock Unit awarded to, and any amount of an Award deferred by, a Non-Employee Director and converted into Stock Units pursuant to Section 6.1, 7.4(a) or 7.4(b) shall be credited to a bookkeeping account (the “Stock Unit Account”) in the name of such Non-Employee Director.

g.             Section 7.4(e) is amended and restated to read as follows:

Form of Distribution of Stock Unit Account.  Upon the occurrence of any event giving rise to a distribution, Stock Units and other amounts deferred under this Plan shall be distributed in Shares or in cash in a single distribution as determined by the Committee.

This First Amendment to the BancTec, Inc. Amended and Restated 2007 Non-Employee Director Equity Plan has been executed this 26th day of February, 2010.

BANCTEC, INC.

By:	/s/ J. Coley Clark
Name: J. Coley Clark
Title: Chairman and Chief Executive Officer